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                                                                   EXHIBIT 10.20



                                 FIRST AMENDMENT
                             TO EMPLOYMENT AGREEMENT


     This First Amendment to the Employment Agreement effective as of January 1, 2000, (this "Amendment") is entered into by and between Advance Paradigm, Inc. (the "Company") and John H. Sattler (the "Employee").

     WHEREAS, the Company and Employee (collectively, the "Parties") entered into that certain Employment Agreement effective as of November 14, 1996 (the "Agreement");

     WHEREAS, the Parties now desire to amend the Agreement to change the Employee's compensation, add certain restrictive covenants and extend the term of the Agreement;

    NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency is hereby acknowledged, the parties hereby agree to the following:

     1. SECTION 2. TERM. The term provision set forth in Section 2 of the Agreement is hereby amended and restated in its entirety as follows:

         "The employment of Employee shall commence on the Effective Date and shall end on December 31, 2002 (the "Term")."

     2. SECTION 3. COMPENSATION. The compensation provisions set forth in Sections 3(a) and 3(b) of the Agreement are hereby amended and restated in their entirety as follows:

         "(a) Salary. Employee shall receive annual salary of Two Hundred Fifteen Thousand dollars ($215,000) ("Base Salary"), to be paid in biweekly installments in accordance with the Company's salary payment practices in effect from time to time for senior managers of the Company. The Base Salary may be reviewed by the Board from time to time to determine the amount of any increases.

         (b) Bonus Payments. Employee will be entitled to participate in the Company's incentive compensation plan for an annual bonus based on the Company's audited financial performance for the fiscal year as well as Employee's individual contribution to the Company. The performance criteria used to calculate the Employee's Annual Bonus during the Employment Period shall be determined by the Employer and will be established with a targeted bonus of 50% of Employee's Salary per annum. Any Annual Bonus payable with respect to a fiscal year shall be subject to the approval of the Compensation Committee of the Board of Directors and shall be paid in accordance with the Employer's normal payroll practices."

     3. SECTION 18. RESTRICTIONS ON COMPETITIVE EMPLOYMENT. A new Section 18 is hereby added to the Agreement as follows:

         "During the term of Employee's employment and for the twelve-month period following termination of Employee's employment, except with the express written consent of the Board of Directors or the Chief Executive Officer of the Company, Employee will not,


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         become engaged in, render services to, permit Employee's name to be used in connection with, own, manage, operate, control, be employed by, participate in, consult with, or be connected in any manner, whether as an officer, director, employee, agent, consultant, stockholder (other than as the holder of less than 2% of the aggregate outstanding shares of a class of equity securities publicly traded on a national securities exchange or quotation system) or other capacity with the ownership, management, operation or control of, any business or enterprise engaged or about to become engaged in the Business of the Company. The Business of the Company includes, but is not limited to, all those products and services that are presently or hereafter marketed by the Company, or that are in the development stage at the time of termination of Employee's employment and are actually marketed by the Company and/or it affiliates thereafter, as well as, the following businesses: (i) the third party prescription drug claims processing business; (ii) the organization and administration of retail pharmacy networks; (iii) the design, development or marketing of or consulting as to, prescription drug benefit plans; (iv) the provision of mail service pharmacy; (v) the collection, analysis and/or sale of data relating to prescription drug utilization; (vi) formulary management and rebate administration services; (vii) disease state management, case management or demand management services and (viii) any other business in which the Company and/or any of its affiliates is then engaged."

     4.  EXHIBIT A. FRINGE BENEFITS

         The following section is hereby added to Exhibit A:

         1. (c) Employee shall be granted an incentive option (the "Option") to purchase 30,000 shares of the Common Stock (the "Shares") of the Company. The Option shall be subject to approval by the Company's Board of Directors and granted pursuant to the provisions of the Company's Amended and Restated Incentive Stock Option Plan. The Option shall vest and become exercisable as to 20% of the shares on each of the first five anniversaries of the date of grant. The exercise price shall be the fair market value of the Common Stock of the Company as of the date of grant, as determined by averaging the closing price of the stock on the five (5) trading days preceding the date of grant. Excluding for purposes of this paragraph any transactions between the Company and any affiliate of the Company, if there is (i) a sale of substantially all of the Common Stock of the Company, (ii) a sale of substantially all of the assets of the Company, or (iii) a merger in which the Company is not to be the surviving corporation ("Change in Control"), this Option shall automatically fully vest immediately prior to the occurrence of the transaction giving rise to the vesting and, to the extent such transaction does not occur, the vesting shall be deemed rescinded and Employee shall again only be entitled to exercise the Option as set forth above.

         Section 2 of Exhibit A is hereby amended and restated in its entirety as follows:

         "2. Car Allowance. Employee shall be provided a $600 per month car allowance. At year end, the value of this benefit will be reported as required by the IRS regulations on Employee's Form W-2."

    Except as specifically amended herein, the Agreement shall remain in full force and effect.


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         IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their proper and duly authorized officers as of the date first above written. By executing this Amendment, the undersigned individuals hereby warrant and represent that they have read this Amendment in its entirety and agree to all of its terms.

                             ADVANCE PARADIGM, INC.

                             By:
                                 ----------------------------------------------
                             Name:   David D. Halbert
                             Title:  Chief Executive Officer

                             EMPLOYEE

                             --------------------------------------------------
                             John H. Sattler